EXHIBIT 10(b)

Peerless Mfg. Co.

Schedule of Non-Employee Director Compensation

Annual Retainer	$7,500

Board Meeting Fees	$1,000 (per meeting attended)

Committee Meeting Fees	$1,000 (per meeting attended)

Additional Committee Chair Fee	$500 (per meeting attended)

Equity Consideration:	1,000 share option award on the day of each annual shareholders’ meeting of the Company

One-time special compensation award to Audit Committee Chairman	$2,500